Exhibit 99.1

Imperial announces estimated third quarter financial and operating results

For the nine months ended September 30, 2014

Calgary, October 31, 2014

	Third quarter			Nine months
(millions of dollars, unless noted)	2014	2013	%	2014	2013	%

Net income (U.S. GAAP)	936	647	45	3,114	1,772	76
Net income per common share
- assuming dilution (dollars)	1.10	0.76	45	3.66	2.08	76

Capital and exploration expenditures	1,434	1,840	(22)	4,066	6,453	(37)

Rich Kruger, Chairman, President and Chief Executive Officer, commented:

During the quarter, Imperial maintained its focus on safety and operational performance while continuing to advance major upstream growth projects. Specifically, the Downstream and Chemical businesses continued to deliver strong results, Kearl production increased and the Kearl expansion and Cold Lake Nabiye projects progressed as planned.

Earnings in the third quarter were $936 million, or $1.10 per share, up 45 percent from the same period in 2013.

Gross production averaged 307,000 oil-equivalent barrels per day, up 19,000 barrels versus 2013, due to increased Kearl production. Excluding the impact of divested assets, total production was up 12 percent in the quarter. Kearl averaged 78,000 barrels per day (55,000 barrels Imperial’s share) in the quarter. Excluding the impact of major planned maintenance, which was executed over a two-week period in September, Kearl production averaged 92,000 barrels per day (65,000 barrels Imperial’s share).

Refinery throughput totalled 409,000 barrels per day, up 17,000 barrels versus 2013, supported by 97 percent capacity utilization. Petroleum product sales were a record 502,000 barrels per day, up 35,000 barrels or seven percent versus the same period last year. Chemical earnings were also a record at $66 million, up nearly 70 percent versus the same period last year.

Third quarter capital and exploration expenditures totalled $1,434 million. Investments were primarily associated with upstream growth; most notably the Kearl expansion and Cold Lake Nabiye projects, which were 97 and 96 percent complete, respectively, at the end of the quarter. In addition, a decision was made to expand the initial capacity of the Edmonton Rail Terminal from 100,000 barrels per day to 210,000 barrels. The project, which continues to progress toward a first quarter 2015 start-up, will ensure access to highest value markets for equity production.

Contributions to the communities in which we live and work continued. In August, Esso became the Official Fuel and Convenience Store Supplier of the Toronto 2015 Pan Am/Parapan Am Games. Duly recognizing the location where Imperial was originally founded, donations totalling more than $120,000 were made in honour of the Sarnia Centennial. Funds will support local arts, community events, academic awards and support for Sarnia area schools.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to the high standards across all areas of our business.

Third quarter highlights

•	Net income totalled $936 million or $1.10 per share on a diluted basis, up 45 percent from $647 million or $0.76 per share in the third quarter of 2013.

•	Production averaged 307,000 gross oil-equivalent barrels per day, up seven percent from 288,000 barrels in the same period of 2013. Excluding the impact of divested conventional assets, total production was up 34,000 barrels per day or 12 percent.

•	Refinery throughput averaged 409,000 barrels per day, up from 392,000 barrels in the third quarter of 2013, adjusted for the Dartmouth refinery shutdown. Capacity utilization averaged 97 percent, up six percent in the quarter.

•	Petroleum product sales were a record 502,000 barrels per day, up 35,000 barrels in the third quarter, consistent with the company’s strategy to grow sales in profitable Canadian markets.

•	Chemical earnings were a record quarterly high of $66 million, up $27 million from the same period in 2013. The results reflect the capture of stronger margins and the full quarter effect of processing cost-advantaged ethane feedstock from Marcellus shale gas.

•	Cash generated from operating activities was $1,230 million, an increase of $932 million from the third quarter of 2013, due to working capital effects and higher earnings.

•	Capital and exploration expenditures of $1,434 million were primarily directed at the Kearl expansion and Cold Lake Nabiye upstream growth projects.

•	Kearl bitumen production averaged 78,000 barrels per day (55,000 barrels Imperial’s share) in the third quarter. Major planned maintenance was safely executed during the second half of September and included maintenance on the ore preparation plant, hydro-transport, extraction and solvent recovery systems, along with modifications to froth treatment instrumentation and control valve upgrades to enhance reliability. Excluding the impact of this 14-day shutdown, quarterly production averaged 92,000 barrels per day (65,000 barrels Imperial’s share).

•	Kearl expansion project advanced to 97 percent complete. The project continues to track ahead of schedule, relative to its originally planned late 2015 start-up. It is expected to ultimately produce 110,000 barrels per day gross (78,000 barrels Imperial’s share). Lessons learned from the initial development have been incorporated.

•	Cold Lake Nabiye project advanced to 96 percent complete. Initial steam injection remains targeted for year-end 2014 with initial bitumen production anticipated in the first quarter of 2015. Ultimate production of 40,000 barrels per day is expected.

•	Edmonton Rail Terminal project progressed as planned. A decision was made to expand the initial capacity from 100,000 barrels per day to 210,000 barrels. The project will ensure access to highest value markets for equity production. Target start-up remains the first quarter of 2015.

•	Retail partnership with Tim Hortons expanded to ensure essentially all of the approximately 470 company-owned Esso stations have a Tim Hortons offering. The expansion will be completed over the next several years.

•	Esso signed-on as the Official Fuel and Convenience Store Supplier of the 2015 Pan Am Games, which will take place in Toronto in the summer of 2015. The games will include participation from nearly 10,000 athletes, coaches, and officials from 41 countries and require the support of more than 20,000 volunteers. The Esso sponsorship also extends to the Parapan Am Games, which act as the qualifier for the Rio 2016 Paralympic Games.

•	More than $120,000 donated to celebrate the Sarnia Centennial, a year-long celebration of the city’s 100th birthday. The funds will help provide a digital marquee for the Imperial Theatre, a New Year’s Eve children’s party, academic awards and support for students to create local history projects. Imperial’s history traces back to the region with refining operations in Sarnia for more than 120 years.

Third quarter 2014 vs. third quarter 2013

The company’s net income for the third quarter of 2014 was $936 million or $1.10 per share on a diluted basis, compared with $647 million or $0.76 per share for the same period last year.

Upstream net income in the third quarter was $532 million, $72 million lower than the same period of 2013. Earnings in the third quarter of 2014 reflected the impact of lower bitumen and synthetic crude oil realizations of about $200 million. Earnings also decreased due to higher royalties along with higher energy and other operating costs totalling about $90 million. These factors were partially offset by higher liquids volumes of about $140 million, primarily due to incremental contribution from Kearl production, and the impact of a weaker Canadian dollar of about $85 million.

The company’s average realizations from the sales of synthetic crude oil decreased about 10 percent in the third quarter of 2014 to $102.58 per barrel versus $113.63 per barrel in the third quarter of 2013. The decreased realizations largely followed the West Texas Intermediate (WTI) crude oil benchmark price, which was down about eight percent to $97.25 per barrel, in U.S. dollars. The company’s average bitumen realizations at $74.82 per barrel, also followed the trend of WTI, and were down about eight percent versus the third quarter of 2013. The company’s average realizations on natural gas sales of $3.58 per thousand cubic feet in the third quarter of 2014 were higher by $0.92 per thousand cubic feet versus the same period in 2013.

Gross production of Cold Lake bitumen averaged 149,000 barrels per day in the third quarter, up from 147,000 barrels in the same period last year.

Gross production from the Kearl initial development in the third quarter was 78,000 barrels per day (55,000 barrels Imperial’s share) up from 33,000 barrels per day (23,000 barrels Imperial’s share) in the third quarter of 2013.

The company’s share of Syncrude’s gross production in the third quarter was 61,000 barrels per day, up from 57,000 barrels in the third quarter of 2013. Increased volumes were due to lower maintenance activities.

Gross production of conventional crude oil averaged 16,000 barrels per day in the third quarter, versus 22,000 barrels in the corresponding period in 2013. The lower production volume was primarily due to the impact of properties divested during the first half of 2014.

Gross production of natural gas during the third quarter of 2014 was 149 million cubic feet per day, down from 211 million cubic feet in the same period last year, reflecting the impact of properties divested during the first half of 2014.

Downstream net income was $343 million in the third quarter, $297 million higher than the third quarter of 2013. Earnings increased due to the impacts of improved refinery reliability and feedstock mix of about $110 million, along with higher industry refining margins of about $100 million, and higher marketing margins and sales volumes totalling about $70 million.

Chemical net income in the third quarter was a record $66 million, up from $39 million in the same quarter in 2013. Strong margins across all major product lines and the processing of cost-advantaged ethane feedstock from Marcellus shale gas contributed to these best-ever quarterly results.

Net income effects from Corporate and Other were negative $5 million in the third quarter, versus negative $42 million in the same period of 2013 due to lower share-based compensation charges.

The company’s cash balance was $43 million as at September 30, 2014 versus $76 million at the end of the third quarter of 2013.

Third quarter 2014 vs. third quarter 2013 (continued)

Cash flow generated from operating activities was $1,230 million in the third quarter, $932 million higher than the corresponding period in 2013. Higher cash flow was primarily due to working capital effects and higher earnings.

Investing activities used net cash of $1,379 million in the third quarter, compared with $1,804 million in the same period of 2013. Additions to property, plant and equipment were $1,351 million in the third quarter, compared with $1,810 million during the same quarter in 2013. Expenditures during the quarter were primarily directed towards the advancement of Kearl expansion and Cold Lake Nabiye projects.

Cash from financing activities was $21 million in the third quarter, compared with $1,040 million in the third quarter of 2013. Dividends paid in the third quarter of 2014 were $111 million, $9 million higher than the corresponding period in 2013. Per-share dividend paid in the third quarter was $0.13, up from $0.12 in the same period of 2013.

Nine months highlights

•	Net income totalled $3,114 million, up from $1,772 million in the prior year.

•	Net income per common share on a diluted basis was $3.66 compared to $2.08 in 2013.

•	Cash generated from operating activities was $3,314 million, versus $1,633 million in 2013.

•	Cash used in investing activities of $3,117 million, including proceeds of $814 million from the sale of assets, was down $3,184 million versus the same period in 2013.

•	Gross oil-equivalent barrels of production averaged 308,000 barrels per day, up nine percent from 283,000 barrels from the same period in 2013.

•	Refinery throughput averaged 402,000 barrels per day, up eight percent from 371,000 barrels in the same period last year, adjusted for the Dartmouth refinery shutdown.

•	Per-share dividends declared during the year totalled $0.39, up $0.03 per share from 2013.

Nine months 2014 vs. nine months 2013

Net income in the first nine months of 2014 was $3,114 million, or $3.66 per share on a diluted basis, versus $1,772 million or $2.08 per share for the first nine months of 2013.

Upstream net income for the first nine months of 2014 was $1,841 million, $540 million higher than the same period of 2013. Earnings in 2014 included a gain of $478 million from the divestment of conventional upstream producing assets. Earnings also increased due to the impacts of a weaker Canadian dollar of about $240 million and higher liquids volumes of about $150 million, primarily due to incremental contribution from Kearl production. These factors were partially offset by higher royalty costs of about $220 million and higher energy and other operating costs of about $100 million.

The company’s average realizations from the sale of synthetic crude oil increased about four percent in the first nine months of 2014 to $106.59 per barrel versus $102.98 per barrel in the corresponding period last year. The increased realizations reflected the increase in the WTI crude oil benchmark price, which was up about one percent, and the impact of a weaker Canadian dollar. The company’s average bitumen realizations in Canadian dollars for the nine months to-date in 2014 were $72.11 per barrel versus $63.86 per barrel in the same period in 2013 as the price spread between light crude oil and bitumen narrowed. The company’s average realizations on natural gas sales of $4.97 per thousand cubic feet in the first nine months of 2014 were higher by $1.76 per thousand cubic feet versus the same period in 2013.

Gross production of Cold Lake bitumen averaged 145,000 barrels per day in the first nine months, down from 152,000 barrels from the same period last year. Lower volumes were primarily due to the cyclic nature of steaming and associated production and the impact of several unplanned third-party power outages in the first quarter.

Gross production from the Kearl initial development in the first nine months of 2014 was 73,000 barrels per day (52,000 barrels Imperial’s share) versus 13,000 barrels (9,000 barrels Imperial’s share) in the same period of 2013.

During the first nine months of 2014, the company’s share of gross production from Syncrude averaged 62,000 barrels per day, compared to 63,000 barrels from the same period of 2013.

Gross production of conventional crude oil averaged 18,000 barrels per day in the first nine months of 2014, versus 21,000 barrels from the same period in 2013. The lower production volume was primarily due to the impact of properties divested during the first half of 2014.

Nine months 2014 vs. nine months 2013 (continued)

Gross production of natural gas during the first nine months of 2014 was 171 million cubic feet per day, down from 201 million cubic feet in the same period last year. The lower production volume was primarily the result of the impact of divested properties.

Downstream net income was $1,197 million, up $770 million in the same period of 2013. Earnings in the first nine months of 2013 included a charge of $264 million associated with the conversion of the Dartmouth refinery to a fuels terminal. Earnings also increased due to the impacts of improved refinery reliability and feedstock mix of about $330 million, higher marketing margins and sales volumes totalling about $140 million and a weaker Canadian dollar of about $90 million. These factors were partially offset by lower industry refining margins of about $60 million.

Chemical net income was $166 million for the first nine months of 2014, up $50 million over the same period in 2013.

For the first nine months of 2014, net income effects from Corporate & Other were negative $90 million, versus negative $72 million in 2013, primarily due to changes in share-based compensation charges.

Key financial and operating data follow.

Forward-Looking Statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the price, supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Attachment I

IMPERIAL OIL LIMITED

THIRD QUARTER 2014

	Third Quarter		Nine Months

millions of Canadian dollars, unless noted	2014	2013	2014	2013

Net Income (U.S. GAAP)
Total revenues and other income	9,658	8,594	28,933	24,566
Total expenses	8,413	7,737	24,782	22,207
Income before income taxes	1,245	857	4,151	2,359
Income taxes	309	210	1,037	587
Net income	936	647	3,114	1,772

Net income per common share (dollars)	1.10	0.76	3.67	2.09
Net income per common share - assuming dilution (dollars)	1.10	0.76	3.66	2.08

Other Financial Data
Federal excise tax included in operating revenues	412	385	1,165	1,041

Gain/(loss) on asset sales, after tax	2	5	498	46

Total assets at September 30			40,242	36,081

Total debt at September 30			6,202	6,214
Interest coverage ratio - earnings basis
(times covered)			66.9	71.4

Other long-term obligations at September 30			2,817	4,095

Shareholders' equity at September 30			22,379	17,896
Capital employed at September 30			28,600	24,132
Return on average capital employed (a)
(percent)			15.3	13.3

Dividends declared on common stock
Total	111	102	331	306
Per common share (dollars)	0.13	0.12	0.39	0.36

Millions of common shares outstanding
At September 30			847.6	847.6
Average - assuming dilution	850.9	851.0	850.7	850.8

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters' capital employed.

Attachment II

IMPERIAL OIL LIMITED

THIRD QUARTER 2014

	Third Quarter		Nine Months

millions of Canadian dollars	2014	2013	2014	2013

Total cash and cash equivalents at period end	43	76	43	76

Net income	936	647	3,114	1,772
Adjustments for non-cash items:
Depreciation and depletion	276	223	836	860
(Gain)/loss on asset sales	(4)	(5)	(664)	(60)
Deferred income taxes and other	185	106	411	276
Changes in operating assets and liabilities	(163)	(673)	(383)	(1,215)
Cash flows from (used in) operating activities	1,230	298	3,314	1,633

Cash flows from (used in) investing activities	(1,379)	(1,804)	(3,117)	(6,301)
Proceeds associated with asset sales	7	6	814	68

Cash flows from (used in) financing activities	21	1,040	(426)	4,262

Attachment III

IMPERIAL OIL LIMITED

THIRD QUARTER 2014

	Third Quarter		Nine Months

millions of Canadian dollars	2014	2013	2014	2013

Net income (U.S. GAAP)
Upstream	532	604	1,841	1,301
Downstream	343	46	1,197	427
Chemical	66	39	166	116
Corporate and other	(5)	(42)	(90)	(72)
Net income	936	647	3,114	1,772

Revenues and other income
Upstream	3,444	3,191	10,517	7,791
Downstream	7,244	6,893	21,610	20,762
Chemical	457	418	1,418	1,198
Eliminations/Other	(1,487)	(1,908)	(4,612)	(5,185)
Total	9,658	8,594	28,933	24,566

Purchases of crude oil and products
Upstream	1,590	1,307	4,425	3,030
Downstream	5,701	5,789	16,898	16,788
Chemical	296	295	966	826
Eliminations	(1,487)	(1,907)	(4,612)	(5,184)
Purchases of crude oil and products	6,100	5,484	17,677	15,460

Production and manufacturing expenses
Upstream	917	880	2,933	2,508
Downstream	389	396	1,125	1,312
Chemical	52	50	166	157
Eliminations	-	(1)	-	(3)
Production and manufacturing expenses	1,358	1,325	4,224	3,974

Capital and exploration expenditures
Upstream	1,280	1,765	3,680	6,272
Downstream	127	51	310	128
Chemical	7	3	15	6
Corporate and other	20	21	61	47
Capital and exploration expenditures	1,434	1,840	4,066	6,453

Exploration expenses charged to income included above	14	30	52	74

Attachment IV

IMPERIAL OIL LIMITED

THIRD QUARTER 2014

Operating statistics	Third Quarter		Nine Months

	2014	2013	2014	2013

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	149	147	145	152
Syncrude	61	57	62	63
Kearl	55	23	52	9
Conventional	16	22	18	21
Total crude oil production	281	249	277	245
NGLs available for sale	2	4	2	4
Total crude oil and NGL production	283	253	279	249

Gross natural gas production (millions of cubic feet per day)	149	211	171	201

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	307	288	308	283

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	114	115	112	126
Syncrude	56	56	57	62
Kearl	51	21	48	8
Conventional	13	18	15	17
Total crude oil production	234	210	232	213
NGLs available for sale	2	3	2	3
Total crude oil and NGL production	236	213	234	216

Net natural gas production (millions of cubic feet per day)	136	201	157	188

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	259	246	260	247

Cold Lake blend sales (thousands of barrels per day)	190	201	191	201
Kearl blend sales (thousands of barrels per day)	85	15	72	5
NGL sales (thousands of barrels per day)	6	9	8	9
Natural gas sales (millions of cubic feet per day)	116	178	143	168

Average realizations (Canadian dollars)
Conventional crude oil realizations (per barrel)	81.78	93.48	80.44	83.57
NGL realizations (per barrel)	37.57	41.91	50.74	36.19
Natural gas realizations (per thousand cubic feet)	3.58	2.66	4.97	3.21
Synthetic oil realizations (per barrel)	102.58	113.63	106.59	102.98
Bitumen realizations (per barrel)	74.82	81.21	72.11	63.86

Refinery throughput (thousands of barrels per day)	409	451	402	439
Adjusted refinery throughput (b) (thousands of barrels per day)	409	392	402	371
Refinery capacity utilization (c) (percent)	97	91	95	87

Petroleum product sales (thousands of barrels per day)
Gasolines (Mogas)	255	231	245	221
Heating, diesel and jet fuels (Distillates)	176	159	180	156
Heavy fuel oils (HFO)	25	29	20	31
Lube oils and other products (Other)	46	48	42	43
Net petroleum products sales	502	467	487	451
Petrochemical sales (thousands of tonnes)	243	242	739	725

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels
(b)	Refinery operations at the Dartmouth refinery were discontinued on September 16, 2013. Refinery throughput in the third quarter and first nine months of 2013 was adjusted to exclude volumes processed at the Dartmouth refinery to facilitate comparison with the corresponding periods in 2014.
(c)	Capacity utilization is calculated based on the number of days the refineries were operated as a refinery.

Attachment V

IMPERIAL OIL LIMITED

THIRD QUARTER 2014

	Net income (U.S. GAAP) (millions of Canadian dollars)	Net income per common share (dollars)

2010
First Quarter	476	0.56
Second Quarter	517	0.61
Third Quarter	418	0.49
Fourth Quarter	799	0.95
Year	2,210	2.61

2011
First Quarter	781	0.92
Second Quarter	726	0.86
Third Quarter	859	1.01
Fourth Quarter	1,005	1.19
Year	3,371	3.98

2012
First Quarter	1,015	1.20
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.27
Year	3,766	4.44

2013
First Quarter	798	0.94
Second Quarter	327	0.39
Third Quarter	647	0.76
Fourth Quarter	1,056	1.25
Year	2,828	3.34

2014
First Quarter	946	1.12
Second Quarter	1,232	1.45
Third Quarter	936	1.10